Exhibit 4.16

Exclusive Option Agreement

This Exclusive Option Agreement (the “Agreement”) is made and entered into on September 30, 2021 in the People’s Republic of China (the “PRC”, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region of the PRC) by and among the following parties:

Party A: Shensi Network Technology (Beijing) Co., Ltd. (hereafter referred to as “Party A” or the “Foreign-invested Enterprise”), a Foreign-invested Enterprise established and validly existing under the laws of the PRC

Registered Address: 2104-A073, No. 9 West North Fourth Ring Road, Haidian District, Beijing

Party B: Li Hua / Li Lei (collectively referred to as the “Existing Shareholders”); and

Party C: Hainan Futu Information Services Co., Ltd. (hereinafter referred to as “Party C” or the “Domestic Company”), a limited liability company established and validly existing under the laws of the PRC

Registered Address: 2001, 1st floor, Building A17, Hainan Ecological Software Park, High-tech Industry Demonstration Zone, Old Town, Hainan Province

(Each of the Foreign-invested Enterprise, the Existing Shareholders or the Domestic Company shall be hereafter individually referred to as a “Party”, and collectively referred to as the “Parties”.)

Whereas:

Party B holds RMB8,500,000 / 1,500,000 in the registered capital of the Domestic Company.

Now, therefore, the Parties have reached the following agreements through negotiations:

ARTICLE 1

Sale and Purchase of Equity Interests

1.1Option Granted

During the term of this Agreement, the Existing Shareholders hereby irrevocably grant the Foreign-invested Enterprise an irrevocable and exclusive right to purchase, or designate one or more persons (hereafter referred to as the “Designee”) to purchase, all or part of the equity interests in the Domestic Company then held by the Existing Shareholders at one or multiple times at any time at the Foreign-invested Enterprise’s sole and absolute discretion to the extent permitted by the laws of the PRC and at the price described in Article 1.3 herein (the “Equity Interest Purchase Option”). Except for the Foreign-invested Enterprise and the Designee, no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of the Existing Shareholders. The Domestic Company hereby agrees to the grant by the Existing Shareholders of the Equity Interest Purchase Option to the Foreign-invested Enterprise. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2Steps for Exercise

Subject to the provisions of the laws and regulations of the PRC, the Foreign-invested Enterprise may exercise the Equity Interest Purchase Option by issuing a written notice to the Existing Shareholders (the “Equity Interest Purchase Notice”), specifying: (a) the Foreign-invested Enterprise’s or the Designee’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by the Foreign-invested Enterprise or the Designee from the Existing Shareholders (the “Purchased Equity Interests”); and (c) the date for purchase/transfer of the Purchased Equity Interests.

1.3Equity Interest Purchase Price

The total purchase price of all equity interests held by the Existing Shareholders in the Domestic Company purchased by the Foreign-invested Enterprise by exercising the Equity Interest Purchase Option shall be the actual amount of capital contribution paid by the Existing Shareholders for the Purchased Equity Interests; if the Foreign-invested Enterprise exercises the Equity Interest Purchase Option to purchase part of the equity interests held by the Existing Shareholders in the Domestic Company, the purchase price shall be calculated on a pro-rata basis. If the PRC laws require a minimum price higher than the price mentioned above when the Foreign-invested Enterprise exercises the Equity Interest Purchase Option, the minimum price regulated by the PRC laws, regulations, and relevant rules shall be the transfer price (collectively, the “Equity Interest Purchase Price”).

The total transfer price and any other related proceeds received by the Existing Shareholders as result of the transfer of the equity interests held by them in the Domestic Company shall be given to the Foreign-invested Enterprise or the entity designated by the Foreign-invested Enterprise without compensation immediately after acquisition.

1.4Transfer of the Purchased Equity Interests

For each exercise of the Equity Interest Purchase Option by the Foreign-invested Enterprise:

1.4.1The Existing Shareholders shall cause the Domestic Company to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving the Existing Shareholders’ transfer of the Purchased Equity Interests to the Foreign-invested Enterprise and/or the Designee;

1.4.2The Existing Shareholders shall obtain written statements from other shareholders of the Domestic Company (if applicable) giving consent to the transfer of the Purchased Equity Interests to the Foreign-invested Enterprise and/or the Designee and waiving the right of first refusal related thereto; other shareholders of the Domestic Company (if applicable) shall agree in writing to the transfer of the Purchased Equity Interests by the shareholders to the Foreign-invested Enterprise and/or the Designee and waiving the right of first refusal related thereto;

1.4.3The Existing Shareholders shall execute an equity interest transfer contract and other relevant legal documents for each transfer with the Foreign-invested Enterprise and/or the Designee (whichever is applicable), following the provisions of this Agreement and the Equity Interest Purchase Notice;

1.4.4The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Purchased Equity Interests to the Foreign-invested Enterprise and/or the Designee, unencumbered by any security interests, and cause the Foreign-invested Enterprise and/or the Designee to become the registered owner(s) of the Purchased Equity Interests. For the purpose of this Article and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement, the Existing Shareholders’ Equity Interest Pledge Agreement and the Existing Shareholders’ Power of Attorney, for the purpose of definite. The “Existing Shareholders’ Equity Interest Pledge Agreement” as used in this Agreement shall refer to the Equity Interest Pledge Agreement executed by and among the Foreign-invested Enterprise, the Existing Shareholders and the Domestic Company on the date hereof and any modification, amendment and restatement thereto. The “Existing Shareholders’ Power of Attorney” as used in this Agreement shall refer to the Power of Attorney executed by the Existing Shareholders on the date hereof granting the Foreign-invested

Enterprise a power of attorney and any modification, amendment and restatement thereto.

ARTICLE 2

Covenants

2.1Covenants regarding the Domestic Company

The Existing Shareholders (as shareholders of the Domestic Company) and the Domestic Company hereby covenant as follows:

2.1.1Without the prior written consent of the Foreign-invested Enterprise, they shall not in any manner supplement, change or amend the articles of association of the Domestic Company, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2They shall maintain the Domestic Company’s corporate existence in accordance with good financial and business standards and practices, obtain and maintain all necessary government licenses and permits for conducting business by Domestic Company, and prudently and effectively operating its business and handling its affairs; the annual budget and final accounts of the Domestic Company shall be subject to the prior written consent of the Foreign-invested Enterprise;

2.1.3Without the prior written consent of the Foreign-invested Enterprise, they shall not, at any time following the effective date hereof, sell, transfer, mortgage or otherwise dispose the equity interests in the Domestic Company and its subsidiaries, or allow to set any other security interest thereon;

2.1.4Without the prior written consent of the Foreign-invested Enterprise, they shall not at any time following the effective date hereof, sell, transfer, mortgage or otherwise dispose of legal or beneficial interest of any material assets, business or revenues of the Domestic Company and its subsidiaries, or allow to set any other security interest thereon;

2.1.5Without the prior written consent of the Foreign-invested Enterprise, the Domestic Company and its subsidiaries shall not incur, inherit, guarantee or suffer the existence of any debt, except for payables incurred in the normal or ordinary course of business other than through loans and the liability between the Domestic Company and its subsidiaries;

2.1.6They shall always operate all businesses of the Domestic Company within the normal business scope to maintain the asset value of the Domestic Company and its subsidiaries, and refrain from any action/omission that may affect its operating status and asset value;

2.1.7Without the prior written consent of the Foreign-invested Enterprise, they shall not cause the Domestic Company and its subsidiaries to execute any major contract, except the contracts in the normal course of business;

2.1.8Without the prior written consent of the Foreign-invested Enterprise, the Domestic Company and its subsidiaries shall not provide any person with any loan or credit (except for loans or credits extended to the wholly-owned subsidiaries of the Domestic Companies);

2.1.9They shall provide the Foreign-invested Enterprise with all information on the business operations and financial condition of the Domestic Company and its subsidiaries at the Foreign-invested Enterprise's request;

2.1.10If requested by the Foreign-invested Enterprise, the Domestic Company and its subsidiaries shall procure and maintain insurance in respect of their assets and business from an insurance carrier acceptable to the Foreign-invested Enterprise, at an amount and with a type of coverage typical for companies that operate similar businesses;

2.1.11Without the prior written consent of the Foreign-invested Enterprise, Domestic Company and its subsidiaries shall not merge, consolidate with, acquire or invest in any person;

2.1.12They shall immediately notify the Foreign-invested Enterprise of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the assets, business or revenue of the Domestic Company and its subsidiaries;

2.1.13To maintain the ownership by the Domestic Company and its subsidiaries of all its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.1.14Without the prior written consent of the Foreign-invested Enterprise, they shall ensure that the Domestic Company shall not in any manner distribute dividends to its shareholders, provided that upon the Foreign-invested Enterprise’s request, the Domestic Company shall immediately distribute all distributable profits to its shareholders;

2.1.15Upon the request of the Foreign-invested Enterprise, they shall appoint any person designated by the Foreign-invested Enterprise as directors, supervisors (if applicable), and senior management of the Domestic Company and its subsidiaries and/or remove any director, supervisor, and senior management in office of the Domestic Companies and its subsidiaries, and fulfill all relevant resolutions and filing procedures;

2.1.16Without the prior written consent of the Foreign-invested Enterprise, the Domestic Companies and its subsidiaries shall not engage in any business that competes with the Foreign-invested Enterprise or its related companies; and

2.1.17Unless compulsively required by the PRC laws, the Domestic Company and its subsidiaries shall not be dissolved or liquated without the written consent of the Foreign-invested Enterprise.

2.2Covenants of the Existing Shareholders

The Existing Shareholders hereby covenant as follows:

2.2.1Without the prior written consent of the Foreign-invested Enterprise, from the effective date of this Agreement, the Existing Shareholders shall not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest in the equity interests in the Domestic Company held by them, or allow to set any other security interest thereon, except for any interest created under the Existing Shareholders’ Equity Interest Pledge Agreement and the Existing Shareholders’ Power of Attorney;

2.2.2Without the prior written consent of Foreign-invested Enterprise, the Existing Shareholders shall cause the shareholder’s meeting and/or the directors of Domestic Company not to approve any sale, transfer, mortgage or other disposal of any legal or beneficial interest in the equity interests in the Domestic Company held by any Existing Shareholders, or allowing to set any other security interest thereon, except for approval of any interest created under the Existing Shareholders’ Equity Interest Pledge Agreement and the Existing Shareholders’ Power of Attorney;

2.2.3Without the prior written consent of the Foreign-invested Enterprise, the Existing Shareholders shall cause the shareholder’s meeting and/or the director of Domestic Company not to approve any merge or consolidation with any person, or any acquisition of or investment in any person, by the Domestic Company and its subsidiaries;

2.2.4The Existing Shareholders shall immediately notify the Foreign-invested Enterprise of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in the Domestic Company held by the Existing Shareholders;

2.2.5The Existing Shareholder shall cause the shareholder’s meeting or the directors of Domestic Company to vote for the transfer of the Purchased Equity Interests as set forth in this Agreement and to take any other action at the request of the Foreign-invested Enterprise;

2.2.6To maintain their ownership of the equity interests, the Existing Shareholders shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.2.7Upon the request of the Foreign-invested Enterprise, the Existing Shareholders shall appoint any person designated by the Foreign-invested Enterprise as directors, supervisors (if applicable) and senior management of the Domestic Company and its subsidiaries;

2.2.8The Existing Shareholders hereby waive their right of first refusal (if any) in respect of any transfer of the equity interests by any other shareholders of the Domestic Company to the Foreign-invested Enterprise or the Designee, give consent to any execution by any other shareholders of the Domestic Company with the Foreign-invested Enterprise, the Designee, or the Domestic Company of exclusive option agreements, equity interest pledge agreement and power of attorney similar to this Agreement, the Existing Shareholders’ Equity Interest Pledge Agreement and the Existing Shareholders’ Power of Attorney, and guarantee not to take any action in conflict with any of such documents executed by the other shareholders;

2.2.9If the Existing Shareholders received any profit, dividend, bonus or proceeds of liquidation from the Domestic Company, they shall promptly donate the same to the Foreign-invested Enterprise or any other person designated by Foreign-invested Enterprise to the extent permitted by the PRC laws; and

2.2.10The Existing Shareholder shall strictly abide by the provisions of this Agreement and other agreements jointly and separately executed by and among the Existing Shareholders, the Domestic Company and the Foreign-invested Enterprise, perform the obligations thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. To the extent that the Existing Shareholders have any remaining rights with respect to the equity interests under this Agreement or the Existing Shareholders’ Equity Interest Pledge Agreement or the Existing Shareholders’ Power of Attorney, the Existing Shareholders shall not exercise such rights except in accordance with the written instruction of the Foreign-invested Enterprise.

ARTICLE 3

Representations and Warranties

The Existing Shareholders and Domestic Company hereby represent and warrant to the Foreign-invested Enterprise, jointly and separately, as of the date of this Agreement and each transfer date, that:

3.1They have the power, capacity and authority to execute and deliver this Agreement and any equity interest transfer contracts to which they are parties concerning each transfer of the Purchased Equity Interests according to this Agreement (each a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contract. The Existing Shareholders and the Domestic Company agree to enter into transfer contracts consistent with the terms of this Agreement upon the Foreign-invested Enterprise’s exercise of the Equity Interest Purchase Option. Once executed, this Agreement and each Transfer Contract to which they are parties constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provision thereof;

3.2The Existing Shareholders and the Domestic Company have obtained approval and consents from third parties and the government authorities (if necessary), to sign, deliver and perform this Agreement;

3.3Neither the execution and delivery of this Agreement or any Transfer Contract nor the performance of the obligations under this Agreement or any Transfer Contract will: (i) cause any violation of any applicable laws of the PRC; (ii) conflict with the articles of association or other organizational documents of the Domestic Company; (iii) cause the violation of any contract or instrument to which they are parties or which are binding on them, or constitute any breach under any contract or instrument to which they are parties or which are binding on them; (iv) cause any violation of any condition to grant and/or maintain the validity of any approval or permit granted to them; or (v) cause any permit or approval granted to them to be suspended, cancelled or imposed with additional conditions;

3.4The Existing Shareholders have a good and merchantable title to the equity interests held by them in the Domestic Company, excepted for Existing Shareholders’ Equity Interest Pledge Agreement and the Existing Shareholders’ Power of Attorney, the Exiting Shareholders have not placed any security interest on such equity interests;

3.5The Domestic Company has a good and merchantable title to all the assets held by them, and has not placed any security interest on such assets, excepted for the disclosures made by the Domestic Company to the Foreign-invested Enterprise;

3.6The Domestic Company does not have any outstanding debts, except for (i) the debts arising from the normal course of business, and (ii) the debts which have been disclosed to the Foreign-invested Enterprise and require the written consent of Foreign-invested Enterprise pursuant to this Agreement and to which the Foreign-invested Enterprise has agreed;

3.7The Domestic Company shall comply with all laws and regulations applicable to asset acquisition; and

3.8There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests, the assets of the Domestic Company, or the Domestic Company, except for those which have been disclosed to the Foreign-invested Enterprise.

ARTICLE 4

Effective Date and Termination

4.1Each party confirms that this Agreement shall become effective upon formal execution by each Party, and shall be legally binding on each Party of this Agreement, and each Party shall have all the rights hereunder and shall perform all the obligations hereunder.

4.2This Agreement shall terminate when and only if one of the following circumstances occurs:

4.2.1This Agreement will terminate upon all the equity interests in the Domestic Company held by the Existing Shareholders or its successors or assignees are legally transferred to the Foreign-invested Enterprise and/or other persons designated by it in accordance with this Agreement; or

4.2.2This Agreement must be terminated under the requirements of applicable PRC laws;

ARTICLE 5

Governing Law and Resolution of Disputes

5.1Governing Law

The execution, validity, interpretation, performance, amendment and termination of this Agreement and resolution of disputes hereunder shall be governed by the laws of the PRC.

5.2Methods of Resolution of Disputes

For any dispute arising from the performance of or in connection with this Agreement, either Party shall be entitled to submit the relevant dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration proceedings and rules then being in force. The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the arbitration rules. The applicant and the respondent shall appoint one (1) arbitrator respectively, and the third arbitrator shall be appointed by the two arbitrators above through negotiations. Subject to the requirement of the PRC laws, the arbitral tribunal or the arbitrators shall make a ruling on remedial measures with respect to the equity interests in or assets of the Domestic

Company or the assets of the Existing Shareholders under the terms of resolution of disputes and/or applicable PRC laws, including restricting business operations, restricting or prohibiting transfers or sales of the equity interests or assets, or proposing liquidation of the Domestic Company. In addition, during the formation of arbitral tribunal, Party A is entitled to apply to any court of competent jurisdiction (including courts in the PRC, Hong Kong and the Cayman Islands) for granting interim remedial measures. The arbitration proceedings shall be confidential and conducted in Chinese. The arbitration awards shall be final and legally binding upon the Parties. During arbitration, except for the part in dispute and under arbitration, the Parties shall continue to enjoy and perform the other rights and the corresponding obligations hereunder.

ARTICLE 6

Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred thereby or levied thereon in accordance with the laws of the PRC in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the completion of the transactions contemplated under this Agreement and the Transfer Contracts.

ARTICLE 7

Notices

7.1All notices and other communications required or permitted to be given to a Party pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, commercial courier service or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1If the notice is given by personal delivery (including express mail), the date of receipt shall be the effective date of service;

7.1.2If the notice is sent by registered mail, postage prepaid, the fifteenth (15) day after the date on the receipt of registered mail shall be the effective date of service;

7.1.3If the notice is sent by email, when the sender receives the system message indicating that the email was sent successfully or the sender did not receive the system message within twenty-four (24) hours indicating that the email was not delivered or was returned, the date of successful transmission of the email shall be the effective date of service. However, if this email was delivered later than 5:00 P.M. or on a non-working date at the place of service, the date of service shall be the next working day shown on the date record.

7.2For the purpose of notices under this Article, the addresses of the Parties to receive notices are as follows:

Party A:	Shensi Network Technology (Beijing) Co., Ltd.
Address:	28th floor, Building D1, Kexing Science Park, No. 15 Keyuan Road, Community of Science and Technology Park, Yuehai Street, Nanshan District, Shenzhen
Attn:	Legal Center
Party B:	Li Hua / Li Lei

Address:

Attn:

Email:

Party C:	Hainan Futu Information Services Co., Ltd.
Address:	2001, 1st floor, Building A17, Hainan Ecological Software Park, High-tech Industry Demonstration Zone, Old Town, Hainan Province

Attn:	Legal Center

7.3Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with this Article.

ARTICLE 8

Confidentiality

The Parties acknowledge and confirm that any oral or written information in relation to this Agreement or the contents hereof and exchanged between the Parties in connection with the preparation and performance of this Agreement shall be regarded as confidential information. Each Party shall maintain the confidentiality of all such confidential information and, without obtaining the written consent of other Parties, shall not disclose any confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure to the Public); (b) is required to be disclosed pursuant to the applicable laws and regulations, rules of any stock exchange, or orders of government authorities or courts; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels, or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article. Disclosure of any confidential information by the shareholders, director, employees of, or agencies engaged by any Party shall be deemed disclosure by such Party and such Party shall be held liable for breach of this Agreement.

ARTICLE 9

Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

ARTICLE 10

Breach of Agreement

10.1If the Existing Shareholders or the Domestic Company conducts any material breach of any term of this Agreement, the Foreign-invested Enterprise shall have right to terminate this Agreement and/or require the Existing Shareholders or the Domestic Company to compensate for all damages; this Article 10 shall not prejudice any other rights of the Foreign-invested Enterprise herein;

10.2The Existing Shareholders or the Domestic Company shall not have any right to terminate or rescind this Agreement in any event unless otherwise required by the applicable laws.

ARTICLE 11

Miscellaneous

11.1Amendment, Change and Supplement

Any amendment and supplement to this Agreement shall be executed in writing. Party A shall have right to change or supplement any term of this Agreement at its own discretion according to the requirements of relevant regulatory authorities or other considerations. Once Party A issues a written notice to amend and supplement this Agreement, Party B shall sign the revised and supplemented agreement as required by Party A.

If regulatory authorities propose any amendments to this Agreement, the Parties shall amend this Agreement accordingly.

11.2Entire Agreement

Except for the amendments, supplements or changes made in writing after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.3Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with provisions that are effective to the greatest extent permitted by laws and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to that of those invalid, illegal or unenforceable provisions.

11.5Successors

This Agreement shall be binding on and shall inure to the benefit of the respective successors of the Parties and the permitted assignees of such Parties.

11.6Survival

11.6.1Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.6.2The provisions of Articles 5, 8, 10 and this Article 11.6 shall survive the termination of this Agreement.

11.7Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

11.8Language and Text

This Agreement is written in Chinese language in three (3) copies. Each of the Foreign-invested Enterprise, the Existing Shareholders and the Domestic Company has one (1) copy.

(Remainder of page intentionally left blank. Signature page to follow)

IN WITNESS WHEREOF, the Parties have executed, or caused their authorized representatives to execute, this Exclusive Option Agreement as of the date first above written.

Party A:

Shensi Network Technology (Beijing) Co., Ltd. (Seal)

By:	/s/ Li Hua
Name:	Li Hua
Title:	Legal Representative

Party B:

Li Hua / Li Lei
By:	/s/ Li Hua / /s/ Li Lei

Party C:

Hainan Futu Information Services Co., Ltd. (Seal)

By:	/s/ Li Hua
Name:	Li Hua
Title:	Legal Representative

Signature Page of the Exclusive Option Agreement

Appendix 1: Existing Shareholders

Name	Amount of contribution (ten thousand yuan)	Method of investment contribution	Shareholding ratio
Li Hua	850	cash	85%
Li Lei	150	cash	15%
Total	1,000	cash	100%

Signature Page of the Exclusive Option Agreement